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                                                             EX-99.B 5(b)(viii)



                            ADMINISTRATION AGREEMENT


                          OVERLAND EXPRESS FUNDS, INC.
                               111 Center Street
                          Little Rock, Arkansas  72201


                                                                     May 4, 1994


Stephens Inc.
111 Center Street
Little Rock, Arkansas  72201

Dear Sirs:

            This will confirm the agreement between the undersigned (the "Company") on behalf of the Funds listed on the attached Appendix A (each a "Fund") and Stephens Inc. (the "Administrator") as follows:

            1. The Company is a registered open-end, management investment company currently consisting of thirteen investment portfolios, but which may from time to time consist of a greater or lesser number of investment portfolios (the "Funds"). The Company proposes to engage in the business of investing and reinvesting the assets of the Fund in the manner and in accordance with the investment objective and restrictions specified in the Company's currently effective prospectus and statement of additional information incorporated by reference therein relating to the Fund and the Company (such prospectus and such statement of additional information being collectively referred to as the "Prospectus") included in the Company's Registration Statement, as amended from time to time (the "Registration Statement"), filed by the Company under the Investment Company Act of 1940 (the "Act") and the Securities Act of 1933. Copies of the documents referred to in the preceding sentence have been furnished to the Administrator. Any amendments to those documents shall be furnished to the Administrator promptly.

            2. The Company is engaging the Administrator to provide the administrative services specified elsewhere in this agreement, subject to the overall supervision of the Board of Directors of the Company. The Company's Board of Directors has directed that the Funds achieve their investment objective by investing the Funds' assets in a corresponding portfolio of the Master Investment Trust ("Trust"), another registered investment company, which is advised by Wells Fargo Bank, N.A. (the "Adviser"), until such time as the Board decides to invest the Funds' assets in another registered investment company or enters into an advisory contract to directly manage the Funds' assets.


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            3.    The Administrator shall, at its expense, provide the
following administrative services in connection with the operations of the Company and the Funds: (a) furnishing office space and certain facilities required for conducting the business of the Funds; (b) general supervision of the operation of the Funds, including coordination of the services performed by the Company's investment adviser (if any), transfer agent, shareholder servicing agents, custodian, independent accountants and legal counsel; regulatory compliance, including the compilation of information for documents such as reports to, and filings with, the Securities and Exchange Commission and state securities commissions; and preparation of proxy statements and shareholder reports for the Company; (c) the compensation of the Company's directors, officers and employees who are affiliated with the Administrator;
(d) general supervision relating to the compilation of data required for the preparation of periodic reports on the performance of its obligations under this agreement and statements of the Funds that are distributed to the Company's officers and Board of Directors and the preparation of such additional reports and information as the Company's Board of Directors or officers shall reasonably request; and (e) all other administrative services reasonably necessary for the operation of the Funds, other than those services that are to be provided by the Company's shareholder servicing agents and transfer and dividend disbursing agent.

            4. Except as provided in each of the Company's advisory contracts and administration agreements, the Company shall bear all costs of its operations, including the compensation of its directors who are not affiliated with any investment adviser of the Company's Funds, the Administrator or any of their affiliates; any advisory, shareholder servicing and administration fees; payments for distribution-related expenses pursuant to any Rule 12b-1 Plan, i.e., a plan of distribution of the Company adopted on behalf of any of the Funds pursuant to Rule 12b-1 under the Act; governmental fees; interest charges; taxes; fees and expenses of its independent accountants, legal counsel, transfer agent and dividend disbursing agent; expenses of redeeming shares; expenses of preparing and printing any stock certificates, prospectuses (except the expense of printing and mailing prospectuses used for promotional purposes, unless otherwise payable pursuant to a Rule 12b-1 Plan), shareholders' reports, notices, proxy statements and reports to regulatory agencies; travel expenses of directors, officers and employees; office supplies; insurance premiums and certain expenses relating to insurance coverage; trade association membership dues; any brokerage and other expenses connected with the execution of portfolio securities transactions; fees and expenses of any custodian, including those for keeping books and accounts and calculating the net asset value per share of the Funds; expenses of shareholders' meetings; expenses relating to the issuance, registration and qualification of shares of the Funds; pricing services, if any; organizational expenses; and any extraordinary expenses. Expenses attributable to one or more, but not all, of the Funds are charged against the assets of the relevant Funds. General expenses of the Funds are allocated among the Funds in a manner proportionate to the net assets of each Fund, on a transactional basis or on such other basis as the Board of Directors deems equitable.

            5. The Administrator shall give the Company the benefit of the Administrator's best judgment and efforts in rendering services under this agreement. As an inducement to the Administrator's undertaking to render these services, the Company agrees that the Administrator shall not be liable under this agreement for any mistake in judgment or in any other event





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whatsoever except for lack of good faith, provided that nothing in this agreement shall be deemed to protect or purport to protect the Administrator against any liability to the Company or its shareholders to which the Administrator would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Administrator's duties under this agreement or by reason of reckless disregard of its obligations and duties hereunder.

            6. In consideration of the services to be rendered by the Administrator under this agreement, the Company shall pay the Administrator a monthly fee on the first business day of each month, at the annual rates shown on Exhibit A of the average daily value (as determined on each business day at the time set forth in the Prospectus for determining net asset value per share) of the Funds' net assets during the preceding month. If the fee payable to the Administrator pursuant to this paragraph 6 begins to accrue before the end of any month or if this agreement terminates before the end of any month, the fee for the period from the effective date to the end of that month or from the beginning of that month to the termination date, respectively, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of a Fund's net assets shall be computed in the manner specified in its Prospectus and the Company's Articles of Incorporation for the computation of the value of the Fund's net assets in connection with the determination of the net asset value of Fund shares.

            7. If in any fiscal year the total expenses of a Fund incurred by, or allocated to, the Fund, excluding taxes, interest, brokerage commissions and other portfolio transaction expenses, other expenditures that are capitalized in accordance with generally accepted accounting principles, extraordinary expenses and amounts accrued or paid under a Rule 12b-1 Plan of the Fund, but including the fees provided for in paragraph 6 and those provided for pursuant to any investment advisory agreement of the Fund ("includable expenses"), exceed the most restrictive expense limitation applicable to the Fund imposed by state securities laws or regulations thereunder, as these limitations may be raised or lowered from time to time, the Administrator shall waive or reimburse that portion of the excess derived by multiplying the excess by a fraction, the numerator of which shall be the percentage at which the excess portion attributable to the fee payable pursuant to this agreement is calculated under paragraph 6 hereof, and the denominator of which shall be the sum of such percentage plus the percentage at which the excess portion attributable to any fee payable pursuant to an investment advisory agreement of the Fund and/or the Trust, to the extent the Fund has invested its assets in the Trust, is calculated (the "Applicable Ratio"), but only to the extent of the fee hereunder for the fiscal year. If the fees payable under this agreement and/or any Fund or Trust investment advisory agreement contributing to such excess portion are calculated at more than one percentage rate, the Applicable Ratio shall be calculated separately on the basis of, and applied separately to, the portions of the fees calculated at the different rates. At the end of each month of the Company's fiscal year, the Company shall review the includable expenses accrued during that fiscal year to the end of that period and shall estimate the includable expenses for the balance of that fiscal year. If as a result of that review and estimation it appears likely that the includable expenses will exceed the limitations referred to in this paragraph 7 for a fiscal year with respect to the Fund, the monthly fee set forth in paragraph 6 payable to the Administrator for such month shall be reduced, subject to a later adjustment, by an amount equal to the Applicable Ratio times the pro rata portion (prorated on





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the basis of the remaining months of the fiscal year, including the month just ended) of the amount by which the includable expenses for the fiscal year are expected to exceed the limitations provided for in this paragraph 7. For purposes of computing the excess, if any, over the most restrictive applicable expense limitation, the value of the Fund's net assets shall be computed in the manner specified in the last sentence of paragraph 6, and any reimbursements required to be made by the Administrator shall be made once a year promptly after the end of the Company's fiscal year.


            8. This agreement shall become effective on its execution date and shall thereafter continue in effect for a period of no less than two years. Thereafter, this agreement may be terminated at any time, without the payment of any penalty, by a vote of a majority of the Fund's outstanding voting securities (as defined in the Act) and by a vote of a majority of the Company's entire Board of Directors on 60 days' written notice to the Administrator or by the Administrator on 60 days' written notice to the Company.

            9. Except to the extent necessary to perform the Administrator's obligations under this agreement, nothing herein shall be deemed to limit or restrict the right of the Administrator, or any affiliate of the Administrator, or any employee of the Administrator to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

            10. This agreement shall be governed by and construed in accordance with the laws of the State of Arkansas.





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            If the foregoing correctly sets forth the agreement between the
Company and the Administrator, please so indicate by signing and returning to the Company the enclosed copy hereof.

                                           Very truly yours,

                                           OVERLAND EXPRESS FUNDS, INC.,


                                           By:  /s/ Richard H. Blank, Jr.
                                                -------------------------

                                           Name:  Richard H. Blank, Jr.

                                           Title:  Chief Operating Officer,
                                                   Secretary and Treasurer


ACCEPTED as of the date
set forth above:

STEPHENS INC.


By:  /s/ Richard H. Blank, Jr.
     -------------------------

Title:  Vice President
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                                   APPENDIX A


                                                                                Annual Fee (as a
                                                                               % of average daily
 List of Funds                                                                      net assets)
 -------------                                                                --------------------
 Overland Sweep Fund                                                                 0.025%

 Short-Term Municipal Income Fund                                              0.15% up to $200
 (formerly the 1-3 Year Duration Municipal                                    million in assets;
 Income Fund)                                                                 0.10% in excess of
                                                                             $200 million in assets

 1-3 Year Duration Government Income Fund (liquidated)                         0.15% up to $200
                                                                              million in assets;
                                                                              0.10% in excess of
                                                                             $200 million in assets


 Short-Term Government-Corporate Income Fund (formerly, the                    0.15% up to $200
 1-3 Year Duration Full Faith and Credit Government Income                    million in assets;
 Fund)                                                                        0.10% in excess of
                                                                             $200 million in assets






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